 EXHIBIT 10.27

BIORESTORATIVE THERAPIES, INC.

555 Heritage Drive

Jupiter, Florida 33458

November 4, 2011

Mr. Francisco Silva

10 Flyers Lane

Tustin, CA 92782

Dear Mr. Silva:

Reference is made to the Amended and Restated Executive Employment Agreement, dated as of May 10, 2011, between BioRestorative Therapies, Inc. (formerly known as Stem Cell Assurance, Inc.) and Francisco Silva (the “Agreement”).

The parties hereby agree that the first and third paragraphs of the Bonus section of Schedule A to the Agreement are deleted in their entirety and replaced with the following:

“Bonus: $20,000 and options for the purchase of 1,000,000 shares of common stock of the Company in the event that, as a direct result of the Executive’s efforts, the Company enters into (i) a material transfer agreement (or similar agreement) with a cosmetics company and (ii) a work for hire agreement (or similar agreement) with an academic institution, it being understood that the Company may reject any and all proposed agreements with regard thereto for any reason whatsoever.

$25,000 and options for the purchase of 2,000,000 shares of common stock of the Company in the event that, as a direct result of the Executive’s efforts, the Company has a scientific article published by a peer-reviewed publication.”

Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb,
Chief Executive Officer

Agreed:

Francisco Silva